Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3ASR (No. 333-187653) and of our reports dated January 29, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting of Jefferies Group LLC, and the financial statements of Jefferies Group, Inc., which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 29, 2016